Exhibit 10.1

Cigna Corporation

Cigna Long-Term Incentive Plan: Strategic Performance Share Grant Agreement

Cigna Corporation (“Cigna”) has granted you the number of strategic performance shares set forth below in this Strategic Performance Share Grant Agreement (“Strategic Performance Share Grant” or “Grant”) under the Cigna Long-Term Incentive Plan (“Plan”). The date of your Strategic Performance Share Grant (“Grant Date”) is also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.
The award of Shares pursuant to this Strategic Performance Share Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Confidentiality, Non-Competition and Non-Solicitation Agreement (or with respect to Cigna company employment in California, the attached Confidentiality and Non-Solicitation Agreement) (as applicable, the “Covenant Agreement”). You should carefully read all the terms and conditions of this Strategic Performance Share Grant and the attached Covenant Agreement and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Grant.

If you are not willing to agree to all of the Grant and Covenant Agreement terms and conditions, do not accept the Grant and do not click the ACCEPT button for the Strategic Performance Share Grant Acknowledgment and Agreement. If you do not accept the Grant, you will not receive the benefits of the Grant.
If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Strategic Performance Share Grant and the Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.

Participant:
Grant Type:
Plan Name: Cigna Long-Term Incentive Plan

Grant Date:
Total Granted:
Grant Price: (USD)

Vesting Schedule

Shares Granted	Approximate Vest Date

Please Note: The date shown in the Vesting Schedule chart above is not your actual vesting date. It is an approximation of the expected vesting date and is provided due to systems requirements. In accordance with the Terms and Conditions of your Strategic Performance Share Grant, the actual vesting date will be determined by the People Resources Committee of the Board of Directors.

Exhibit 10.1

In addition to this Strategic Performance Share Grant and the attached Covenant Agreement, you should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms of all documents attached to this Grant by checking the appropriate box in the online grant acceptance process. The Key Contacts and Reference Materials document contains information on how to get important award information (such as the Plan Prospectus, Tax Considerations and Cigna's Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@cigna.com or by phone at 215.761.3516.

Exhibit 10.1
Important Notice: Strategic Performance Share Grant and Covenant Agreement Acknowledgment and Agreement

By clicking on the ACCEPT button, I:

Acknowledge and represent to Cigna that I have:
1.    received the Strategic Performance Share Grant, the Terms and Conditions of the Strategic Performance Share Grant and the Covenant Agreement;
2.    read and understand their terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions; and
3.    received answers to any questions I had about the Grant, the Terms and Conditions of the Grant and the Covenant Agreement and their terms and conditions, including the applicable restrictive covenants.

Scroll down for the TERMS AND CONDITIONS of the Strategic Performance Share Grant.

Exhibit 10.1
    TERMS AND CONDITIONS OF YOUR [YEAR] GRANT
    OF STRATEGIC PERFORMANCE SHARES

These Terms and Conditions are an important part of your grant of Strategic Performance Shares from Cigna Corporation (Cigna). The terms of your Strategic Performance Share grant are in: (a) the electronic Strategic Performance Share Grant Agreement above, (b) these Terms and Conditions (including Schedule I), (c) the Covenant Agreement, and (d) the Cigna Long-Term Incentive Plan (Plan).
Certain words in this document with first letters capitalized are defined in the Strategic Performance Share Grant Agreement above, these Terms and Conditions or Article 2 of the Plan. This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1.    Strategic Performance Shares; Performance Period
Each Strategic Performance Share (Performance Share) represents a conditional right to receive one share of Cigna Common Stock (Share), subject to the performance, vesting and payment provisions described below. The Performance Period applicable to your award is January 1, [___] to December 31, [___] (the Performance Period).
2.     Restrictions
Performance Shares are subject to certain Restrictions from the Grant Date until the Payment Date described in paragraph 4. The Restrictions are:
(a)     You cannot sell or transfer the Performance Shares to anyone;
(b)     Unless an exception applies (described in paragraph 4), you will forfeit (lose your right to) your unvested Performance Shares and all related rights immediately upon your Termination; and
(c)    Of the Performance Shares awarded to you (Shares Awarded), the number of Performance Shares, if any, that you earn and for which you may receive payment (Shares Earned) is subject to the performance criteria described in Schedule I.
Article 11 of the Plan describes these Restrictions in more detail. In addition to these Restrictions, you must also comply with all the terms and conditions of this grant and the Covenant Agreement.

3.    Performance Shares Earned
(a)    Schedule I specifies the performance criteria applicable to your Shares Awarded. Except as provided in paragraph 4, after the end of the Performance Period, the Committee shall determine whether and to what extent these performance criteria have been achieved for purposes of determining the Vesting Percentage applicable to your Performance Shares (Shares Earned Percentage).
(b)    Any Shares Awarded that are not Shares Earned after giving effect to the Committee’s determinations under this paragraph 3 shall terminate and become null and void immediately following such determinations.
4.     Eligibility for Payment
(a)    Except as described in paragraph 4(b) and subject to paragraph 4(c) and paragraph 3, the Restrictions on the Performance Shares will end (your Performance Shares will vest) on the Payment Date described in paragraph 5, but only if you remain continuously employed by a Cigna company until the Payment Date and comply with all the terms and conditions of this grant and the Covenant Agreement.

Exhibit 10.1
(b)    Notwithstanding paragraph 4(a) and subject to paragraph 4(c) and paragraph 3, if your Termination is before the Payment Date:
    (1)    Your Performance Shares will vest upon your Termination if it is a Termination Upon a Change of Control. If your Performance Shares vest under this paragraph 4(b)(1), the Shares Earned Percentage shall be 100%.
Whether there is a Termination Upon a Change of Control for purposes of this Strategic Performance Share grant is determined by reference to a Change of Control (as defined in the Plan) of the entity issuing this grant (Cigna Corporation) and not by reference to a Change of Control of any predecessor entity of Cigna Corporation.
    (2)    Your Performance Shares will vest upon your Termination if it is due to your death or Disability. If your Performance Shares vest under this paragraph 4(b)(2), the Shares Earned Percentage shall be 100%.
    (3)    Your Performance Shares may continue to vest following your Termination due to your Early Retirement or Retirement if:
    (i)     The date of Termination due to your Early Retirement or Retirement is at least six (6) months after the Grant Date, provided that this requirement may be waived by (i) Cigna's Senior Human Resources Officer in certain limited and unanticipated circumstances, or (ii) with respect to the CEO or any executive officer who is subject to the requirements of Section 16(a) of the Exchange Act (“Executive Officer”), the Committee;
    (ii)    You will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement);
    (iii)    You continue to comply with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period; and
    (iv)    The Committee or its designee (including Cigna’s Senior Human Resources Officer) approves the continued vesting before your Termination.
    If you want to be considered for continued vesting when you retire, you must ask your manager or human resources representative far enough in advance of your retirement so there is time to process your request. A Termination resulting from a Cigna divestiture, outsourcing or other business transaction where you become employed by the buyer, vendor or other entity involved in the transaction will not constitute a Retirement or Early Retirement under this paragraph 4(b)(3).

    If your Performance Shares continue to vest under this paragraph 4(b)(3), the Shares Earned Percentage shall be determined by the Committee under paragraph 3(a) above and then prorated based on the amount of time you were employed by a Cigna company during the applicable Performance Period prior to your Early Retirement or Retirement date.

    (4)    Your Performance Shares will continue to vest following your Termination if your Termination is an Involuntary Termination that occurs within twelve (12) months of the Payment Date for the Performance Shares described in paragraph 5 below. For example, if the date of your Involuntary Termination is June 1, 2023 you will vest in any Performance Shares scheduled to be paid on or before June 1, 2024 on the otherwise scheduled Payment Date.

Exhibit 10.1

    If your Performance Shares continue to vest under this paragraph 4(b)(4), the Shares Earned Percentage shall be determined by the Committee under paragraph 3(a) above and then prorated based on the amount of time you were employed by a Cigna company during the applicable Performance Period prior to the date of your Involuntary Termination.

    The continued vesting described in this paragraph 4(b)(4) is subject to (and contingent upon) your ongoing compliance with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period.

    (5)    Except with respect to the CEO or any Executive Officer, if approved by Cigna's Senior Human Resources Officer, or his or her designee, before your Termination, your Shares may continue to vest following your Termination if you (1) continue to provide services to Cigna as a consultant or contractor under the terms of an agreement and release between you and Cigna, and (2) continue to comply with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period.
    If your Performance Shares continue to vest under this paragraph 4(b)(5), the Shares Earned Percentage shall be determined by the Committee under paragraph 3(a) above.

    The continued vesting period, if any, under this paragraph 4(b)(5) shall be equal to the period of your continued services to Cigna as a consultant or contractor under the terms of an agreement and release.

     (6)    For avoidance of doubt, the continued vesting described in paragraphs 4(b)(3), 4(b)(4) and 4(b)(5) above is expressly subject to (and contingent upon) your ongoing compliance with the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period. If a Violation (as defined below) occurs or is discovered following your Termination, then, in addition to any other remedies available to Cigna under this Grant or the Covenant Agreement, any then unvested Performance Shares shall be immediately and automatically forfeited.
(c)    You must comply in all respects with the terms and conditions of this Grant and the Covenant Agreement.

5.    Payment
(a)    Except as provided in paragraph 5(b) and 5(c), below, your vested Shares Earned under this grant will be paid in the year following the close of the Performance Period on the date within such year specified by the Committee (Payment Date).
(b)    Any Performance Shares that vest on account of your Termination due to death or Disability will be paid during the 90 day period immediately following your Termination due to death or Disability to you (or to your estate, in the case of death).
(c)    Any Performance Shares that vest on account of your Termination Upon a Change of Control will be paid during the 30 day period immediately following your Termination Upon a Change of

Exhibit 10.1
Control, provided that the applicable Change of Control is a “change in control event” under Code Section 409A.
    If the applicable Change of Control is not a “change in control event” under Code Section 409A, your vested Shares Earned will be paid as provided in paragraph 5(a) above.
(d)    For each Share Earned that vests, Cigna will make payment by issuing one Share as of the Payment Date. Until the Shares are issued to you, you will not be a Cigna shareholder, not have the right to vote the Shares, and not receive actual dividends.

6.    Taxes
Section 17.7 of the Plan shall apply to any tax withholding that may be required by law for Performance Shares or Shares. Upon the vesting or payment of any Performance Share, Cigna reserves the right to withhold enough newly-issued Shares to cover all or part of any applicable tax withholding.

7.    Book-Entry Shares; Sale of Shares
(a)    Upon payment of the Shares as described in paragraph 5, Cigna (or a custodian appointed by Cigna) will hold your Shares in book-entry form in a Stock Account. That is, a record of your Share ownership will be kept electronically.
(b)    You may generally sell or transfer the Shares at any time, but your right to sell the Shares may be limited by Cigna. This right is subject to the terms of Cigna's Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to sell the Shares.

8.    Conditions of Grant
(a)    By accepting the grant, you are agreeing:
    (1)     to the Inventions provision in paragraph 8(b);
    (2)    to the restrictions contained in the attached Covenant Agreement and in paragraph 8(c)(2) below (such restrictions collectively, the “Promises”);
    (3)    to notify Cigna if you accept an offer to perform services for any individual or entity while you are subject to the non-competition Promise under the Covenant Agreement. Such notice shall be provided by email to noncompete@express-scripts.com within 10 days of your acceptance of the offer and shall identify the individual or entity and your anticipated start date;
    (4)    to disclose the terms of the Promises (including, without limitation, the Promises related to non-solicitation and non-competition) and the consequences of a Violation (as defined below) to any individual or entity for whom you perform services during the 12 month period immediately following your Termination; and
    (5)    not to engage in any activity that would constitute a Violation (as defined below).
    You understand and agree that the conditions of the grant set forth in this paragraph 8(a) are a material part of the inducement for Cigna's granting you the Performance Shares and essential pre-conditions to your eligibility to exercise any rights associated with the Grant and retain any benefit from the vesting of the Performance Shares and issuance of the Shares.
    The award of Shares pursuant to this Strategic Performance Share Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Covenant

Exhibit 10.1
Agreement. If you decide to accept this Strategic Performance Share Grant, you are accepting and agreeing to all of the terms and conditions of this Grant and of the attached Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.
    You should review the terms of this Grant and the Covenant Agreement carefully to ensure that you understand what they say and what your responsibilities and obligations are before you click on the accept button to acknowledge and agree to this Grant.
(b)     Inventions
    (1)    You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions. You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.
    (2)    You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.
    (3)    If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services (shareholderservices@Cigna.com) of any Prior Inventions that you are not assigning under this paragraph 8(b).
    (4)    “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.
    (5)    “Prior Inventions” means all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.
(c)    Violation
    You will engage in a “Violation” if, directly or indirectly, you engage in any willful misconduct as described in paragraph 8(c)(1) below or you break any of the “Promises”.
(1)    Willful Misconduct:
(A)    You have a Termination initiated by a Cigna company because you engaged in conduct that constitutes a gross violation of Cigna's Code of Ethics and Principles of Conduct or other employment policies.

Exhibit 10.1
(B)    You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination and that would, if you had still been employed at the time of the discovery, be reason for your Termination for willful misconduct, as described above.
(2)    Promise to Assist with Patent and Copyright Registrations:
(A)    You Promise that, during your Cigna company employment and after your Termination, you will assist Cigna companies, should they request and at Cigna's expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:
(i)disclosing to Cigna Companies all pertinent information and data; and
(ii)executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.
(d)    (1)    If you were an Executive Officer at any time during the 24-month period before the date of a Violation of the Covenant Agreement, the Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 9) and to impose conditions on any waiver.
    (2)    If you are in Career Band 6 or higher on your Termination date but not subject to paragraph 8(d)(1) above, Cigna’s Restrictive Covenant Review Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 9) and to impose conditions on any waiver.
(3)    Otherwise, Cigna's Senior Human Resources Officer, or his or her designee, will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.
(4)    Determinations of the Committee, the Restrictive Covenant Review Committee, or Cigna's Senior Human Resources Officer (or his or her designee), will be final and binding on all parties.

9.    Consequences of a Violation: Payment to Cigna
Important: This paragraph 9 is not Cigna's only remedy for a Violation. Cigna may seek any additional legal or equitable remedy, including as described in the Covenant Agreement.
(a)    If you engage in any Violation at any time:
    (1)    You will immediately forfeit all unvested Performance Shares; and
    (2)    No payment will be made for any Performance Shares that have vested under paragraph 4(b) if the Violation occurs before the applicable Payment Date.
(b)    You must immediately make the Payment described in paragraph 9(c) to Cigna in the manner described in paragraph 9(d) if:
(1)    You engage in a Violation of the non-competition or non-solicitation restrictions of the Covenant Agreement; or
(2)    You engage in a Violation described in paragraph 8(c)(1) (willful misconduct) or any other Violation (e.g. you disclose Cigna company Confidential Information in violation of the Covenant Agreement) at any time.

Exhibit 10.1
(c)    “Payment” is the value you realize from any Performance Shares that are paid under paragraph 5 during the 12-month period prior to the date of your Termination and thereafter. The Payment will equal:
(1)    The number of Performance Shares that are paid during the applicable period;
        multiplied by
(2)    The Fair Market Value of the Shares issued on the Payment Date for those Performance Shares;
        plus
(3)    The total amount of all actual dividends, if any, paid to you on those Shares through the date of the Payment described in paragraph 9(d).
(d)    Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:
(1)    If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.
(2)    Cigna will, to the extent permitted by applicable law, reduce:
(A)    The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by
(B)    The Payment amount.
    This reduction will not occur until the date a future payment to you is due.
(3)    Cigna will send you a written notice and demand for all or part of any Payment amount. Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

10.    Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions
You agree that:
(a)    If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 8(c)(2)(A); then
(b)    You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights.
11.    Agreeing to Assume Risks
Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to sell the Shares. By accepting this Strategic Performance Share grant:
(a)    You acknowledge that the action you request may not be completed until several days after you submit it.

Exhibit 10.1
(b)    You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 11(a) between the time you ask for any Shares to be sold and the time your Shares are actually sold.
12.    Applicable Law
You understand and agree that, except as otherwise provided in the Covenant Agreement, the terms and conditions of this Strategic Performance Share Grant and all determinations made under the Strategic Performance Share Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule.
For the avoidance of doubt, the terms and conditions of the Covenant Agreement and all determinations made under the Covenant Agreement will be interpreted under applicable state law as set forth in the Covenant Agreement.
13.    Arbitration
Except as otherwise provided in the Covenant Agreement, if you have an agreement with Cigna to arbitrate employment-related disputes, you agree to resolve any disputes relating to this Strategic Performance Share Grant through arbitration.
14.    Acceptance
If you disagree with any of these Terms and Conditions, or the terms and conditions of the Covenant Agreement, YOU MUST NOT ACCEPT THE STRATEGIC PERFORMANCE SHARE GRANT. If you sign the Strategic Performance Share grant, or the Covenant Agreement, or acknowledge your acceptance electronically or otherwise, you will be:
(a)     Agreeing to all the terms and conditions of the Strategic Performance Share grant and of the Covenant Agreement, including the Inventions provision in paragraph 8(b) and all of the Promises;
(b)     Warranting and representing to Cigna that you are, and will remain, in full compliance with all applicable terms and conditions;
(c)     Authorizing Cigna to recover the Payment described in paragraph 9 and to seek any other available remedy pursuant to the Covenant Agreement, if you engage in a Violation; and

(d)    Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 10.
[Year] US SPS Grant Agreement including Terms and Condition